Exhibit 10.1

September 6, 2007

PERSONAL AND CONFIDENTIAL

Ellen B.Richstone

Dear Ellen:

This letter agreement “(Agreement”) will confirm the terms of your separation of employment from Sonus Networks, Inc. (“Sonus” or the “Company”).

1.                                       Employment Status and Final Payments.  Your employment with the Company shall terminate following a transition period to be determined by the Parties. On the Separation Date (date to be determined), the Company shall pay you (i) all earned but unpaid salary payments up to the Separation Date, and (ii) all accrued but unused vacation pay, in accordance with the Company’s vacation policy.

2.                                       Payments.  After your Separation Date, subject to your execution of this Agreement and the expiration of the seven (7) day revocation period described below, you will receive a lump sum payment of $273,156, (calculated as one year of your current annualized base salary). All payments set forth in this Agreement shall be subject to all applicable federal, state and/or local withholding and/or payroll taxes.  Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payment or benefits or for any deduction or withholding from any payment or benefit.

3.                                       Health Benefits.  Your current health benefits (medical, dental and vision) will continue through the end of the month in which you are separated. After this date, you will have the right to continue your coverage by electing COBRA.  If you choose to elect COBRA, all insurance premiums and any administrative fees associated therewith, shall be your sole responsibility.

4.                                       Benefits Cessation.  As of the Separation Date, the following benefits cease to be effective:  vacation accrual, sick and personal day accrual, 401k, life and accidental death and dismemberment, flexible spending accounts and short-term/long-term disability.   You are advised to consult Sonus’ Human Resources Department with respect to your rights to continue certain benefits at your own expense.

5.                                       Stock Options.  As set forth in the Company’s Stock Option and Incentive Plan (the “Plan”) and the stock option agreement(s) between you and the Company (the “Option Agreements”), your options to purchase the Company’s common stock shall cease vesting on the

Separation Date.  You will have 12 months from the date of termination to exercise your outstanding vested shares.

6.                                       Stock Transactions.  As of the Separation Date, you will no longer be obligated to comply with the Company’s trading black out restrictions regarding the purchase or sale of the Company’s stock or the exercise of stock options, although you will continue to be subject to laws regarding insider trading.

7.                                       401(k) Plan.  All contributions to the Sonus Networks 401(k) Plan will continue through your Separation Date.  You will be allowed under the plan to maintain your accumulated Sonus Networks 401(k) account funds in your Sonus Networks 401(k) account for an unspecified amount of time, or until you close the account, unless the Sonus Networks 401(k) Plan provides for a specified end date by which you must withdraw or rollover your account funds.  If your balance is less than $5,000.00, you will need to rollover your money or take a distribution.

8.                                       Company Property.   On or before the Separation Date, you agree to return to the Company all Company property and materials, including but not limited to, personal computers, laptops, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, telephone charge cards, manuals, building keys and passes, names and addresses of all Company customers and potential customers, customer lists, customer contacts, sales information, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company.  You may retain your cellular phone, Blackberry and related equipment. You agree that if you discover any other Company or proprietary materials in your possession after the Separation Date, you will immediately notify the Company and return such materials to the Company.

9.                                       Business Expenses.  The Company will also reimburse you for all appropriately documented business expenses, including dues renewal and seminar fees, incurred through your Separation Date, in accordance with Company policy.  You will be required to complete a Sonus expense report and submit it to me no later than thirty (30) days after your Separation Date.

10.                                 Contractual Obligations.  Your Sonus Non-competition and Confidentiality Agreement continues in effect, per its terms, after your separation of employment and you continue to be bound by all pertinent provisions thereof.

11.                                 Cooperation.  You agree to cooperate with and assist the Company in any administrative or judicial proceedings involving the Company, including but not limited to making your self available at reasonable times upon reasonable notice for meetings with counsel, depositions and court appearances.  The Company agrees to take all reasonable steps to insure that any required assistance does not interfere with any other work in which you may then be engaged.  In consideration of the releases and other commitments made by and between the parties as set forth in this Agreement, Sonus will pay your costs and expenses, including reasonable attorneys’ fees, incurred in connection with any claim, lawsuit, formal or informal investigations, subpoena, regulatory proceeding or any pother proceeding which arises out of or is related to the Company’s activities during your employment.  Sonus’ obligation to pay such fees shall be conditioned upon your continued compliance with the terms of this Agreement.

12.                                 Non-Disparagement Obligations.  You agree not to take any action or make any statement, written or oral, which disparages or criticizes the Company, its management, directors, investors, or any other parties involved in a business relationship with the Company, or its practices, or which disrupts or impairs the Company’s normal operations, including actions or statements that would (1) harm the reputation of the Company with its current and prospective customers, distributors, suppliers, other business partners, or the public; or (2) interfere with existing contractual or employment relationships with current and prospective customers, suppliers, distributors, other business partners or Company employees. Sonus will instruct its’ directors and officers, and those employees made privy to the terms of this Agreement not to make any statements, orally or in writing, which disparage you and damage your personal or professional reputation.

13.                                 Release:  In exchange for the consideration provided herein, and other good and valuable consideration, the receipt of which you hereby acknowledge, you hereby agree that you and your representatives, agents, estate, heirs, successors and assigns (“You”) release, remise, discharge, indemnify and hold harmless the Releasees (defined to include Sonus Networks, Inc., its predecessors, successors, parents, subsidiaries, divisions, affiliates, assigns, plan sponsors and plan fiduciaries, and its and their current and former directors, shareholders, investors, fiduciaries, officers, employees, representatives, attorneys and/or agents, all both individually, in their capacity acting on the Company’s behalf, and in their official capacities), of and from any and all actions or causes of action, suits, claims, complaints, obligations, liabilities, contracts, agreements, promises, debts and damages, whether existing or contingent, known or unknown, suspected or unsuspected, arising up to and including the date of execution of this Agreement, including, but not limited to, any and all claims arising out of or in connection with (i) your employment and separation from employment with the Company; (ii) any federal, state or local law, constitution or regulation regarding either securities, employment, employment benefits, or employment discrimination and/or retaliation including, without limitation, those laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, genetic information, national origin, ancestry, handicap or disability, veteran status or any military service or application for military service; (iii) any contract, whether oral or written, express or implied, any tort, whistleblower claim or common law claim; and (iv) your ownership of the Company’s stock.  This release is intended by You to be all encompassing and to act as a full and total release of any claims, whether specifically enumerated herein or not, that You have, may have or have had against the Releasees up to the date of execution of this Agreement.  Notwithstanding the above, this release does not apply to the enforcement of:  (i) this Agreement; (ii) your Stock Options Agreement; (iii) your Indemnity Agreement; or (iv) any indemnification provision contained in any relevant by-law of the Company.

14.                                 Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967. As you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and you agree that:

(a)                                  in consideration for the consideration provided herein, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Releasees to the extent such rights and/or claims arose prior to the date this Agreement was executed;

(b)                                 you understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you;

(c)                                  you are advised that you have at least 21 days within which to consider the terms of this Agreement and to consult with or seek advice from an attorney of your choice or any other person of your choosing prior to executing this Agreement and that such 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement;

(d)                                 in entering into this Agreement you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document.

(e)                                  you may revoke this Agreement for a period of seven (7) days following your execution hereof and all rights and obligations of both parties under this Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired.

15.                                 Accord and Satisfaction.  You agree that the payments and benefits set forth in this Agreement, together with payments and benefits the Company previously provided to you, are complete payment, settlement, accord and satisfaction with respect to all obligations and liabilities of the Releasees to You, and with respect to all claims, causes of action and damages that could be asserted by You against the Releasees regarding your employment or separation from employment with the Company, including, without limitation, all claims for wages, salary, commissions, draws, car allowances, incentive pay, bonuses, business expenses, vacation, stock, stock options, severance pay, attorneys’ fees, compensatory damages, exemplary damages, or other compensation, benefits, costs or sums.

16.                                 Entire Agreement. This Agreement is the entire agreement between you and the Company, and all previous agreements or promises between you and the Company are superseded, null and void, except for the Non-Compete Agreement, the Option Agreement(s) and the Plan, each of which shall remain in full force and effect in accordance with their respective terms.

17.                                 Choice of Law.  The law of the Commonwealth of Massachusetts will govern any dispute about this Agreement, including any interpretation or enforcement of this Agreement, and you hereby submit to the jurisdiction and venue of any Massachusetts court.

18.  General Terms.  In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or the Company.  This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both you and an authorized Company officer.  Any waiver of any provision of this Agreement by the Company shall not constitute a waiver of any other provision of this Agreement unless the Company expressly so indicates otherwise.  This Agreement shall not be assigned to you but shall be binding on the parties hereto and their respective heirs, legal representatives, successors and assigns and shall inure to the benefit of the Company’s successors and assigns.  If one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing them, so as to be enforceable to the maximum extent compatible with the applicable laws as it shall then appear.

Very truly yours,

SONUS NETWORKS, INC.

By:	/s/ Hassan Ahmed

Hassan Ahmed

Chief Executive Officer

YOU REPRESENT THAT YOU HAVE READ THE FOREGOING AGREEMENT, THAT YOU FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT YOU ARE VOLUNTARILY EXECUTING THE SAME.  IN ENTERING INTO THIS AGREEMENT, YOU DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE RELEASEES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

Accepted and agreed:

By:	/s/ Ellen B. Richstone	September 6, 2007
	Ellen B. Richstone	Date

IF YOU DO NOT WISH TO USE THE 21-DAY PERIOD,

PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

I, Ellen Richstone, acknowledge that I was informed and understand that I have 21 days within which to consider the attached Agreement, have been advised of my right to consult with an attorney regarding such Agreement and have considered carefully every provision of the Agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into the Agreement prior to the expiration of the 21 day period.

Dated:	September 6, 2007	/s/ Ellen B. Richstone
Ellen B. Richstone